Exhibit 10.63

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this "Agreement") is made and entered into effective as of the 9th day of July, 2020 by and between GUIDED THERAPEUTICS, INC., a Delaware corporation (the "Company") and the undersigned creditor of the Company (the "Creditor").

W I T N E S S E T H :

WHEREAS, the Creditor is the payee of certain obligations owed to the Creditor by the Company as set forth on Exhibit A hereto (the "Obligations");

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto, being duly sworn, do covenant, agree and certify as follows:

1. Recitals. The parties hereto acknowledge and agree that the foregoing recitals are true and accurate and constitute part of this Agreement to the same extent as if contained in the body hereof.

2.            Exchange and Satisfaction. The Obligations are hereby surrendered by the Creditor and exchanged for the Note and other considerations according to the following terms and conditions.

a.
The Creditor is or has been a manager or consultant of the Company and both parties wish to continue their relationship under mutually agreeable terms.

b.
In lieu of agreeing to dismiss approximately half of what he is currently owed by the Company, the Creditor agrees to accept:

(i)
Cash payments of $20,000.00 (Twenty Thousand Dollars and Zero Cents). The cash payments shall be made as follows:
●
$10,000 upon the signing of this Agreement
●
$5,000 within 30 days of the signing of this Agreement
●
$5,000 within 60 days of the signing of this Agreement
(ii)
Cash payments over time in the amount of $90,000.00 (Ninety Thousand Dollars and Zero Cents) in the form of an unsecured note with the Company to be executed within 30 days of the closing of a new financing or new financings totaling at least $3 million. The note shall have a term of 18 months, carry a six percent (6%) annual interest rate and be paid at a rate of $5,000.00 (Five Thousand Dollars and Zero Cents) per month starting 30 days after the closing of the new financing or new financings totaling at least $3 million.
(iii)
66,000 stock options that vest at a rate of 1/18th or 3,667 per month. Should two consecutive payments under term 2.b (i) or (ii) be missed, then any remaining stock options will be canceled and instead cash payments of $66,000.00 (Sixty-six Thousand Dollars and Zero Cents) will be added to the total amount owed and payable at a rate of $6,000.00 (Six Thousand Dollars and Zero Cents) per month starting in month 19 after the closing of a financing of a least $2 million.
(iv)
The total amount of forgiveness by Creditor of approximately $110,000.00 shall be prorated according to the amount of funds paid to Creditor. For example, once the first $20,000.00 of payment is made, then Creditor has forgiven $20,000.00. Once all $110,000.00 has been paid and equity described in Section 2(b)(iii) awarded to Creditor, then terms and conditions of this Agreement shall have been deemed fully satisfied.

3.           Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

4.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have affixed their hands and seals by signing this Agreement as of the day and year first above written.

[Signatures on Following Page]

Company:

GUIDED THERAPEUTICS, INC.

By:  /Gene S. Cartwright/
Name: Gene Cartwright
Title: President and CEO

Creditor:

By: /William Wells/
Name: William Wells

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